UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2010

Medical Connection Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0902373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Glades Road, Suite 207E
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(561)353-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Medical Connections Holdings, Inc. (the "Company") announced today that Joseph Azzata has resigned from his positions as the Chief Executive Officer and director of the Company effective as of July 16, 2010.   Mr. Azzata has also resigned from his positions as the Chief Executive Officer and as a director of Medical Connections, Inc. ("Medical Connections"), the Company's wholly-owned subsidiary company.   Mr. Nicolosi, the Company's President, will temporarily assume Mr. Azzata's duties as Chief Executive Officer of the Company and Medical Connections until the Board approves the selection of a new Chief Executive Officer.

In connection with his resignation, Mr. Azzata has entered into a separation and release agreement ("Separation Agreement") with the Company effective as of July 16, 2010.  Pursuant to the Separation Agreement, Mr. Azzata returned the 500,000 shares of the Company's Series B preferred stock and the 230,000 shares of the Company's  Series C preferred stock beneficially owned by him to the Company, effective as of July 16, 2010.  He has also agreed to (i) waive any claim that he may have against the Company or any affiliated companies in connection with his employment and (ii) acknowledges that certain obligations under his employment agreement with the Company dated November 12, 2009, which by their terms survive the termination of his employment agreement, continue to apply to him. These obligations include, but are not limited to, Mr. Azzata's covenant not to compete against the Company and not to solicit or hire current or former employees of the Company until January 16, 2011, his covenant regarding the non-disclosure of confidential information and the return of confidential materials to the Company.

The foregoing description of Mr. Azzata's Separation Agreement is qualified in their entirety by reference to the full text of his Separation Agreement, which is attached as Exhibit 10.1 and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1           Separation and Release Agreement dated  July 16, 2010 between Medical Connection Holdings, Inc. and Joseph Azzata

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: July 21, 2010	By:	/s/ Anthony Nicolosi
Anthony Nicolosi
President

EXHIBIT INDEX

10.1           Separation and Release Agreement dated  July 16, 2010 between Medical Connection Holdings, Inc. and Joseph Azzata